Exhibit 4.4

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

between

TWIN RIDGE CAPITAL ACQUISITION CORP.

CARBON REVOLUTION PUBLIC LIMITED COMPANY

COMPUTERSHARE INC.

and

COMPUTERSHARE TRUST COMPANY, N.A.

Dated [_], 2023

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated [_], 2023, is made by and among Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted company (the “Company”), Carbon Revolution Public Limited Company, a public limited company incorporated in Ireland with registered number 607450 (“MergeCo”), Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (collectively, “Computershare”), as warrant agent in relation to the warrant agreement, dated as of March 3, 2021, as amended by the Warrant Amendment Agreement (as defined below), the “Existing Warrant Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement;

WHEREAS, on or about March 3, 2021, the Company and Continental Stock Transfer & Trust Company (“Continental”) entered into to a warrant agreement (the “Existing Warrant Agreement”);

WHEREAS, on November 29, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with (i) MergeCo, (ii) Poppettell Merger Sub, a Cayman Islands exempted company, and (iii) Carbon Revolution Limited, an Australian public company;

WHEREAS, on or about the date hereof, the Company, Continental and Computershare entered into a warrant amendment agreement substantially in the form attached hereto as Exhibit A (the “Warrant Amendment Agreement”) to provide for the succession of Computershare as “Warrant Agent” under the Existing Warrant Agreement and certain amendments to the Existing Warrant Agreement, to take effect on the closing of the Business Combination Agreement, that are considered necessary or desirable to deal with certain matters related to the Business Combination Agreement, including the appointment of Computershare as successor warrant agent to Continental;

WHEREAS, pursuant to the Existing Warrant Agreement, there are [ ● ] warrants which have been issued by the Company and are outstanding on the date hereof (the “Warrants”);

WHEREAS, as contemplated by Section 4.5 of the Existing Warrant Agreement, upon effectiveness of the transactions contemplated by the Business Combination Agreement, the Warrants will no longer be exercisable for ordinary shares of the Company but instead will be exercisable for ordinary shares of MergeCo (the “MergeCo Ordinary Shares”); and

WHEREAS, in connection with the Business Combination Agreement, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to MergeCo and MergeCo wishes to accept such assignment and assume the obligations of the Company under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent; Notice; Payment of Taxes.

1.1
Assignment and Assumption. As of and with effect on and from the Closing, the Company hereby assigns to MergeCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended by the Warrant Amendment Agreement); MergeCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended by the Warrant Amendment Agreement) arising on, from and after the Closing. As of and with effect on and from the Closing, all references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to MergeCo. MergeCo shall provide an opinion of counsel to Computershare as successor Warrant Agent pursuant to the Warrant Amendment Agreement on or prior to the Closing stating that all Warrants or MergeCo Ordinary Shares issuable upon the exercise of Warrants, as applicable, are: (i) registered under the Securities Act of 1933, as amended, or are exempt from such registration, and (ii) all Warrants are validly issued and the MergeCo Ordinary Shares issuable upon exercise of such Warrants shall be validly issued and, subject to payment of the Exercise Price paid upon such exercise, fully paid and non-assessable.

1.2
Notice. Any notice, statement or demand authorized by the Existing Warrant Agreement (as amended by the Warrant Amendment Agreement) to be given or made by Computershare or by the holder of any Warrant to or on MergeCo in accordance with Section 9.2 of the Existing Warrant Agreement, should be made to:

Carbon Revolution Public Limited Company 10 Earlsfort Terrace Dublin 2, D02 T380, Ireland Attn: [ ● ]

	with a copy to:	Arthur Cox LLP 10 Earlsfort Terrace Dublin 2, D02 T380, Ireland Attn: Connor Manning, Esq.

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by MergeCo to or on Computershare in accordance with Section 9.2 of the Existing Warrant Agreement, should be made to:

Computershare Trust Company, N.A. Computershare Inc. 150 Royall Street Canton, MA 02021 Attention: Relationship Manager

1.3
Payment of Taxes.  Without prejudice to Section 8.1 of the Existing Warrant Agreement, MergeCo, at its absolute discretion, may, or may procure that a subsidiary of MergeCo shall, pay any Irish stamp duty arising on a transfer of Warrants on behalf of the transferee of such Warrants. If stamp duty resulting from the transfer of Warrants in MergeCo which would otherwise be payable by the transferee is paid by MergeCo or any subsidiary of MergeCo on behalf of the transferee, then in those circumstances, MergeCo shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable by MergeCo to the transferee of those Warrants and (iii) to the extent permitted by section 1042 of the Companies Act 2014 of Ireland and every statutory modification and re-enactment thereof for the time being, claim a first and paramount lien on the Warrants (or Ordinary Shares issued upon the exercise of Warrants) on which stamp duty has been paid by MergeCo or its subsidiary for the amount of stamp duty paid. MergeCo’s lien shall extend to all dividends paid on Ordinary Shares issued upon the exercise of such Warrants.

2.	Miscellaneous Provisions.

2.1
Effectiveness. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to and substantially contemporaneous with the occurrence of Closing and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

2.2
Successors. All the covenants and provisions of this Agreement by or for the benefit of MergeCo, the Company, Continental or Computershare shall bind and inure to the benefit of their respective successors and assigns.

2.3
Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Each of MergeCo and the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of MergeCo and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.4
Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

2.5
Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TWIN RIDGE CAPITAL ACQUISITION CORP.

By:
Name:
Title:

CARBON REVOLUTION PUBLIC LIMITED COMPANY

By:
Name:
Title:

COMPUTERSHARE INC. and

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

Exhibit A
Form of Warrant Amendment Agreement